As filed with the Securities and Exchange Commission on May 6, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 5, 2009

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On May 5, 2009, the Board of Directors of B&G Foods, Inc. approved an increase to the Company’s previously authorized stock and debt repurchase program.  The terms of the expanded program permits B&G Foods to repurchase up to an aggregate of $25.0 million of the Company’s Class A common stock and/or 8% senior notes through May 3, 2010.  The Company’s existing stock and debt repurchase program had previously authorized the repurchase of up to $10.0 million of the Company’s Class A common stock and/or 8% senior notes.  Since the program’s inception in October 2008, the Company has repurchased 763,931 shares of Class A common stock at an aggregate price of $3.5 million.

Under the authorization, the Company may purchase shares of Class A common stock and/or senior notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.  The timing and amount of such repurchases, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number of shares that will be repurchased under the stock and debt repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes, if any, repurchased.  The Company may suspend or discontinue the program at any time without prior notice.  Any shares repurchased pursuant to the program will be retired.  Likewise, any senior notes repurchased will be cancelled.

A copy of the press release announcing the foregoing is attached to this report as Exhibit 99.1 and is furnished pursuant to Item 8.01 and Regulation FD.

Item 9.01.    Financial Statements and Exhibits.

(d)                                  Exhibits.

    99.1     Press Release dated May 6, 2009, furnished pursuant to Item 8.01 and Regulation FD

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: May 6, 2009	By:	/s/ Robert C. Cantwell
Robert C. Cantwell Executive Vice President of Finance and Chief Financial Officer